Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Belite Bio, Inc on Form F-3 of our report dated March 31, 2023, with respect to our audit of the consolidated financial statements of Belite Bio, Inc as of December 31, 2022 and for the year ended December 31, 2022, which report appearing in the Annual Report on Form 20-F of Belite Bio, Inc for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

New York, New York

May 22, 2023